Exhibit (d)(9)(b)

PACIFIC FUNDS
AMENDMENT TO THE FUND MANAGEMENT AGREEMENT

     The Fund Management Agreement (the “Agreement”) made the 1st day of May, 2003 by and among Pacific Life Insurance Company (“Investment Adviser”), a California corporation, Morgan Stanley Investment Management Inc., a Delaware corporation, doing business as Van Kampen (“Fund Manager”), and Pacific Funds, a Delaware statutory trust (“Trust”), is hereby amended to is hereby amended to revise Exhibit A (the “Amendment”), which is made this 20th day of December, 2004.

W I T N E S S E T H

     WHEREAS, the Fund Manager currently serves as an investment sub-adviser to the Trust, pursuant to the Agreement, as may be amended thereafter; and

     WHEREAS, the Fund Manager and the Investment Adviser wish to amend certain provisions of the Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     1. Exhibit A shall be deleted and replaced with the attached Exhibit A.

     2. Except as provided herein, the Agreement shall remain in full force and effect. This Amendment and the Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. Defined terms used in this Amendment shall have the respective meanings specified in the Agreement.

     3. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall be binding upon the parties and their respective successors and assigns.

     4. This Amendment shall be effective as of the date written above.

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Exhibit A
PACIFIC FUNDS
FEE SCHEDULE

Effective: December 31, 2004

Fund: PF Van Kampen Real Estate Fund

The Investment Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the average daily net assets of the PF Van Kampen Real Estate Fund according to the following calculation:

(a)	0.35% on the first $2 billion of the Combined Assets as defined below, 0.32% on the next $1 billion of the Combined Assets 0.30% on Combined Assets above $3 billion; multiplied by:

(b)	the ratio of the PF Van Kampen Real Estate Fund’s average daily net assets over the Combined Assets.

Fund: PF Van Kampen Comstock Fund

The Investment Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the average daily net assets of the PF Van Kampen Comstock Fund according to the following calculation:

(a)	0.35% on the first $2 billion of the Combined Assets as defined below, 0.32% on the next $1 billion of the Combined Assets 0.30% on Combined Assets above $3 billion; multiplied by:

(b)	the ratio of the PF Van Kampen Real Estate Fund’s average daily net assets over the Combined Assets.

Fund: PF Van Kampen Mid-Cap Growth Fund

The Investment Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the average daily net assets of the PF Van Kampen Mid-Cap Growth Fund according to the following calculation:

(a)	0.35% on the first $2 billion of the Combined Assets as defined below, 0.32% on the next $1 billion of the Combined Assets 0.30% on Combined Assets above $3 billion; multiplied by:

(b)	the ratio of the PF Van Kampen Real Estate Fund’s average daily net assets over the Combined Assets.

Combined Assets means: the sum of (i) the average daily net assets of the PF Van Kampen Real Estate, the PF Van Kampen Comstock, and the PF Van Kampen Mid-Cap Growth Funds of Pacific Funds managed by the Fund Manager pursuant to this Agreement, and (ii) the average daily net assets of the Real Estate, Comstock, and Mid-Cap Growth Portfolios of Pacific Select Fund managed by the Fund Manager pursuant to a Portfolio Management Agreement between the Investment Adviser, the Portfolio Manager, and Pacific Select Fund dated May 1, 2003.

The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of December 20, 2004.

PACIFIC LIFE INSURANCE COMPANY

By: /s/ THOMAS C. SUTTON	By: /s/ AUDREY L. MILFS

Name: Thomas C. Sutton	Name: Audrey L. Milfs
Title: Chairman & Chief Executive Officer	Title: Vice President and Secretary

VAN KAMPEN

Attest: /s/ KIMBERLEY HAYNES COSTELLO	By: /s/ TED BIGMAN

Name: Kimberley Haynes Costello	Name: Ted Bigman
Title: Vice President	Title: Managing Director and Porfolio Manager

PACIFIC FUNDS

By: /s/ THOMAS C. SUTTON	By: /s/ AUDREY L. MILFS

Name: Thomas C. Sutton	Name: Audrey L. Milfs
Title: Chairman & Chief Executive Officer	Title: Vice President and Secretary